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                                                                   EXHIBIT 4.2

      This FIRST SUPPLEMENTAL INDENTURE (hereinafter called this "Supplemental Indenture"), dated as of December 13, 1993, made by and between ITT RAYONIER INCORPORATED, a North Carolina corporation (hereinafter called the "Surviving Company") having its principal office at 1177 Summer Street, Stamford, Connecticut 06904, and BANKERS TRUST COMPANY, a New York banking corporation, as Trustee (hereinafter called the "Trustee").

                       RECITALS OF THE SURVIVING COMPANY

      ITT Rayonier Incorporated, a Delaware corporation (hereinafter called the "Predecessor Company"), and the Trustee have entered into an indenture, dated as of September 1, 1992 (the "Indenture") to provide for the issuance from time to time of unsecured debt securities of the Predecessor Company in series (hereinafter called the "Securities"). The Surviving Company was incorporated under the name "Rayco, Inc." in accordance with the laws of North Carolina on December 3, 1993 and issued all of its outstanding stock to the Predecessor Company. On the date hereof, the Predecessor Company has merged with and into the Surviving Company and, as a result thereof, the Surviving Company has changed its name to "ITT Rayonier Incorporated" and acquired all assets and assumed all liabilities of the Predecessor Company. Such transaction is hereinafter referred to as the "Merger."

      Section 8.01 of the Indenture specifies certain requirements in the event of a merger of the Predecessor Company into another corporation, among which is that the corporation into which the Predecessor Company is merged expressly assume, by supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Predecessor Company to be performed or observed.

      Section 9.01(a) of the Indenture provides that the Surviving Company and the Trustee may, without the consent of any Holders of Securities, enter into a supplemental indenture in form satisfactory to the Trustee to evidence the succession of the Surviving Company to the Predecessor Company and the assumption by the Surviving Company of the covenants of the Predecessor Company in the Indenture and in the Securities contained.

      The Surviving Company has determined that this Supplemental Indenture is permitted pursuant to Section 9.01(a) of the Indenture without the consent of any Holders of Securities heretofore issued and outstanding.

      NOW THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

      For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:





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                                   ARTICLE I

                                  Definitions

      Section 1.01. Definitions. For all purposes of this Supplemental Indenture, the terms defined in the recitals of this Supplemental Indenture shall have the meanings therein specified; any terms defined in the Indenture and not defined herein shall have the same meanings herein as in the Indenture.

                                  ARTICLE  II

                        Concerning the Surviving Company

      Section 2.01. Representation as to Corporate Organization. The Surviving Company hereby represents that it is a corporation duly organized and validly existing in good standing under the laws of North Carolina, a state of the United States of America.

      Section 2.01 Assumption of Obligations by Surviving Company. The Surviving Company, as the corporation surviving the Merger, hereby expressly assumes, and acknowledges that effective upon the consummation of the Merger it had assumed by operation of law, the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Predecessor Company to be performed or observed.


                                  ARTICLE  III

                                 Miscellaneous

      Section 3.01. Effect of Supplemental Indenture. This Supplemental Indenture supplements the Indenture and shall be a part and subject to the terms thereof. Except as supplemented hereby, the Indenture shall continue in full force and effect; and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

      Section 3.02 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

      Section 3.03 No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals contained herein shall be taken as statements of the Surviving Company and the Trustee assumes no responsibility for their correctness.





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      This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                    ITT RAYONIER INCORPORATED

                                      by /s/ Gerald J. Pollack
                                        -------------------------------
                                        Gerald J. Pollack
                                        Senior Vice President and Chief
                                            Financial Officer


Attest:



/s/ John B. Canning
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John B. Canning
Secretary


                                    BANKERS TRUST COMPANY,
                                     as Trustee

                                      by /s/ Susan Johnson
                                        -------------------------------
                                        Name: Susan Johnson
                                        Title: Assistant Vice President

Attest:



/s/ Wanda Camacho
- --------------------------
(Assistant) Secretary




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